UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 22, 2014

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Waters Park Drive, Suite 98, San Mateo, CA	94403
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 212-7630

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

As previously disclosed, on April 15, 2014, as amended on May 7, 2014, Armco Metals Holdings, Inc. entered into a Share Exchange Agreement with Draco Resources Inc. (“Draco”), Draco’s parent company Metawise Group Inc. (“Metawise”) and the Metawise shareholders pursuant to which we initially agreed acquire 100% of the outstanding capital stock of Draco from Metawise in exchange for 12,750,000 shares (giving proforma effect to a 1:10 reverse stock split of our outstanding common stock) and a warrant to purchase an additional 3,000,000 shares (post-split) of our common stock. At closing we agreed to issue an aggregate of 1,200,000 shares (post-split) of our common stock to two entities as a finders fee. On August 25, 2014 we entered into Amendment No. 2 to the Share Exchange Agreement with Draco, Metawise and Metawise’s shareholders. Under the terms of Amendment No. 2, we agreed to acquire 40% of the outstanding capital stock of Draco from Metawise in exchange solely for 51,000,000 shares of our common stock and the compensation payable to the two finders at closing is now 4,800,000 shares of our common stock. On September 22, 2014 we entered into Amendment No. 3 to the Share Exchange Agreement with Draco, Metawise and Metawise’s shareholders under which we have further modified the terms of the transaction to reduce the percentage of Draco we are seeking to acquire to 31.37% of the outstanding capital stock of Draco from Metawise in exchange solely for 40,000,000 shares of our common stock. At closing, these shares will represent approximately 39.95% of our current outstanding shares of common stock.

The foregoing description of the terms and conditions of Amendment No. 3 to the Share Exchange Agreement is qualified in its entirety by reference to a form of the agreement which is filed as Exhibit 10.1 to this report.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

10.1

Form of Amendment No. 3 to Share Exchange Agreement dated September 22, 2014 by and among Armco Metals Holdings, Inc., Draco Resources Inc., Metawise Group Inc., Songqiang Chen, Jian Fang, Changli Yan, Hongye Chen, Fajie Wang, Tong Huang, Honglin Zhang and Hongbing Lin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date: September 23, 2014	By: /s/ Kexuan Yao
Kexuan Yao, CEO and Chairman of the Board

2